News Release

Investor Contact:

William Tuorto

williamtuorto@royalenergy.us

Royal Energy Resources

Announces Executive Changes

CHARLESTON, SC (February 5, 2018) – Royal Energy Resources, Inc. (OTCQB: ROYE) (“Royal” or the “Company”) today is pleased to announce changes to its executive management. Richard A. Boone has been appointed as Royal’s Chief Executive Officer and principal executive officer. In addition, Wendell S. Morris has been appointed as Royal’s Chief Financial Officer and Whitney C. Kegley has been appointed as Secretary and General Counsel of the Company.

Messrs. Boone and Morris and Ms. Kegley currently serve in the same capacity to Royal’s principal subsidiary, Rhino GP LLC, the general partner of Rhino Resource Partners LP (OTCQB: RHNO) (“Rhino”), and will continue with their current roles as executive officers to Rhino.

As part of the management change, Ronald Phillips has agreed to resign as President of the Company and Douglas Holsted has agreed to resign as Royal’s Chief Financial Officer, although both continue to provide consulting services to the Company. Additionally, William Tuorto has modified his employment agreement to change his title from Chief Executive Officer to Executive Chairman, and Brian Hughs from Vice President to Chief Commercial Officer.

Mr. Tuorto, Executive Chairman of Royal and Rhino, stated, “The executive changes announced today represent a strategic shift to align the management strategies and operations of the two companies. The synergies obtained by combining the executive officers will benefit both entities and will provide Royal with enhanced general and administrative processes. I am pleased to bring these individuals into Royal’s management team and I am sure their experience and expertise will add great value to Royal. I appreciate the many contributions that Ron and Doug provided to Royal’s business during their tenure with the Company.”

About Royal Energy Resources, Inc.

Royal Energy Resources, Inc. is a North American energy recovery company that is focused on the acquisition of coal, gas and renewable energy assets that are profitable at distressed prices. Royal has decades of investment and operational experience in energy recovery and production, and is focused on owning, operating and integrating small to mid-sized energy assets, which present compelling short and long-term shareholder value. Additional information regarding Royal is available on its web site – RoyalEnergy.US.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States. Additional information regarding Rhino is available on its web site – RhinoLP.com.

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